Exhibit 99.1

Hennessy Advisors, Inc. Reports Annual Earnings

NOVATO, Calif., Dec. 1, 2020 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for the fiscal year ended September 30, 2020.

"In a year defined by a global pandemic, economic shutdowns, and a highly charged presidential election, the stock market has continued to show its resiliency and strength," said Neil Hennessy, Chairman and CEO. "The clarity of the presidential race, news of highly effective COVID-19 vaccine trials, and hope for the inevitable reopening of our economy seems to have allowed investors to return their focus to the strong underlying fundamentals and move the markets toward all-time highs," he added.

"Although the uncertainty created by the continued health crisis and the stalemate over fiscal relief may lead to additional bouts of market volatility, I remain confident the markets have the potential to thrive in the long term. As a company, we remain ever focused on our long–term business model of pursuing acquisitions and growing organically, despite the challenging environment," said Mr. Hennessy.

"Hennessy Advisors continues to post positive earnings and generate strong operating cash flows," said Teresa Nilsen, President and COO. "During the year, we paid off our debt and made strategic cost cuts, and we believe our foresight has paid off for our shareholders," she added.

Summary Highlights for the Fiscal Year (compared to fiscal year 2019):

  Total revenue of $33.4 million, a decrease of 22%.
  Net income of $7.8 million, a decrease of 29%.
  Fully diluted earnings per share of $1.06, a decrease of 25%.
  Average assets under management, upon which revenue is earned, of $4.1 billion, a decrease of 21%.
  Total assets under management of $3.6 billion, a decrease of 27%.
  Cash and cash equivalents (net of gross loan balance) of $10.0 million, an increase of 39%.
  Note: The loan balance of $17.5 million was paid off with cash on hand in March 2020.
  Other activities affecting cash and cash equivalents during the year included the following:
    $10.6 million in operating cash flow.
    $4.0 million in total annual dividend payments, which brought our annualized dividend yield to 5.9%.*
    $2.7 million for the repurchase of 270,896 shares of common stock outstanding at an average price of $10.02 per share.

	Financial Highlights

	Twelve Months Ended Sept. 30,		Change
	2020	2019	Dollar	Percent
Total Revenue	$ 33,388,696	$ 42,714,880	$ (9,326,184)	-21.8%
Net Income	7,840,670	11,030,804	(3,190,134)	-28.9%
Earnings Per Share (Diluted)	1.06	1.42	(0.36)	-25.4%
Weighted Average Number of Shares Outstanding (Diluted)	7,378,729	7,771,561	(392,832)	-5.1%
Mutual Fund Average Assets
Under Management	4,098,404,288	5,184,742,475	(1,086,338,187)	-21.0%

	As of Sept. 30,
	2020	2019
Mutual Fund Total Assets
Under Management	$ 3,564,597,465	$ 4,873,838,569	$(1,309,241,104)	-26.9%
Cash and Cash Equivalents,
Net of Gross Loan Balance	9,954,791	7,187,042	2,767,749	38.5%

*	Based on the closing stock price of $9.36 on November 30, 2020, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

Media Contacts: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061